Exhibit 99.3

FROM:

Rick Howe

Director of Corporate Communications

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED XVP MARVIN

RECEIVES RESTRICTED STOCK

SAN DIEGO, Apr. 15 – Accredited Home Lenders Holding Co. (Nasdaq: LEND), a national non-prime residential mortgage lender based here, today announced that it has made an inducement grant of 28,480 shares of restricted stock to Stuart D. Marvin, its new Executive Vice President in charge of finance, capital markets and corporate communications. Mr. Marvin, 45, will assume many of the responsibilities currently held by Accredited co-founder, Executive Vice President and Secretary, Ray W. McKewon, 57, who informed the company that he intends to retire on July 15, 2005.

The shares of restricted stock were granted with the approval of the compensation committee of Accredited’s board of directors. The restricted stock was granted as an inducement material to Mr. Marvin’s accepting employment with Accredited and was granted in the form of two separate awards. Under both awards, Mr. Marvin will vest in the restricted shares so long as he remains an employee through the applicable vesting dates. The first award (of 14,240 shares) shall become fifty percent vested on April 15, 2007, and an additional twenty-five percent shall become vested on April 15, 2008 and the remaining twenty-five percent shall become vested on April 15, 2009. The second award (of 14,240 shares) shall be come fifty percent vested on February 15, 2008, and an additional twenty-five percent shall become vested on February 15, 2009 and the remaining twenty-five percent shall become vested on February 15, 2010.

About Accredited Home Lenders

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.